AMENDED SCHEDULE A

TO THE OLD MUTUAL FUNDS I RULE 18f-3 MULTIPLE CLASS PLAN, AS REVISED MAY 21, 2008

AS AMENDED JANUARY 15, 2010

Name of Funds

Name of Fund	Date Added
Old Mutual Asset Allocation Balanced Portfolio	July 8, 2004
Old Mutual Asset Allocation Conservative Portfolio	July 8, 2004
Old Mutual Asset Allocation Growth Portfolio	July 8, 2004
Old Mutual Asset Allocation Moderate Growth Portfolio	July 8, 2004
Old Mutual Analytic Fund	May 11, 2005
Old Mutual Copper Rock Emerging Growth Fund	May 11, 2005
Old Mutual International Equity Fund	December 19, 2005